Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Mama’s Creations, Inc. on Form S-3 of our reports dated April 14, 2026, with respect to our audits of the consolidated financial statements and the effectiveness of internal control over financial reporting as of January 31, 2026 of Mama’s Creations, Inc., included in its Annual Report on Form 10-K for the fiscal year ended January 31, 2026.

/s/ UHY LLP

New York, New York

June 29, 2026